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                     March 21, 2022

       Mark Denien
       Chief Financial Officer
       Duke Realty Corporation
       Duke Realty Limited Partnership
       8711 River Crossing Boulevard
       Indianapolis, Indiana 46240

                                                        Re: Duke Realty
Corporation
                                                            Duke Realty Limited
Partnership
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed on February
18, 2022
                                                            File Nos. 001-09044
and 001-20625

       Dear Mr. Denien:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction